EXHIBIT 21
LIST OF SUBSIDIARIES OF THE REGISTRANT
ABE Fairmont, LLC, a Delaware limited liability company
ABE Heartland LLC, a Delaware limited liability company
ABE South Dakota LLC, a Delaware limited liability company